UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 11, 2018

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 15, 2018, the Board of Directors (the “Board”) of Iteris, Inc. (the “Company”) increased the authorized number of directors on the Board from six to seven individuals, and appointed Laura L. Siegal to fill the vacancy created by the increase.  Ms. Siegal will serve for the term expiring at the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and is expected to stand for election by the stockholders at the Annual Meeting.

Ms. Siegal, age 55, has served as the Chief Financial Officer of Natel Engineering Company, Inc.’s (dba NEO Technology Solutions) and as a director of that company since July 2013.  Natel is a manufacturer of products in the industrial, medical, and aerospace and defense markets.  From 2000 to 2013, she served in various financial positions at Kratos Defense & Security Solutions, Inc. (“Kratos”), formerly Wireless Facilities Inc., most recently as its Principal Accounting Officer, Vice President and Corporate Controller.  Kratos is a publicly-traded technology, intellectual property, proprietary product and system solution company that provides engineering, information technology and other technical services to government agencies.  Throughout her career, she has held a variety of financial management positions in technology and consulting companies including Controller of MEC Analytical Systems.  Ms. Siegal is a Certified Public Accountant and graduate of the University of California, San Diego (BA-Economics).  Ms. Siegal’s extensive experience in technology and public agency markets, financial expertise, and demonstrated success with mergers and acquisitions will provide important resources to our Board.

As a non-employee director of the Company, Ms. Siegal will receive the same cash and equity compensation as each of the Company’s other non-employee directors.  There is no arrangement or understanding between Ms. Siegal and any other person pursuant to which she was elected as a director of the Company.  There is no familial relationship between Ms. Siegal and any other director or executive officer of the Company, and there are no transactions between Ms. Siegal and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 5.03                                           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Board approved various amendments to the Company’s Bylaws, effective as of May 11, 2018.  The following is a summary of the Bylaws amendments:

(a)                                 A new Article VIII was added to the Bylaws to provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following actions: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or by-laws (as either may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or Bylaws; and (v) any action asserting a claim against the Company governed by the internal affairs doctrine.

(b)                                 Article II, Section 8 and Article III, Section 1 of the existing Bylaws were amended to implement a majority voting standard for uncontested director elections and to eliminate cumulative voting in the election of directors.  The Board also approved an amendment to the Company’s Restated Certificate of Incorporation to reflect the same changes, which amendment is expected to be presented for approval by the Company’s stockholders at the 2018 Annual Meeting of Stockholders.  The elimination of cumulative voting will become effective upon approval of such amendment by the Company’s stockholders.

(c)                                  Article III, Section 1 of the existing Bylaws has been amended to delete the ability of stockholders to directly set the size of the Board within the established range of between six and eleven individuals.  Article III, Section 2 of the Bylaws has been amended to delete the provision allowing stockholders to fill vacancies on the Board that are not filled by the directors.  The ability to fill vacancies is governed by Article Ninth of the Company’s Restated Certificate of Incorporation, which provides that vacancies on the Board shall be filled solely by the directors then in office.

(d)                                 The Bylaws amendments also include certain conforming and typographical changes.

The foregoing description is qualified in its entirety by the full text of the Bylaws, which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

3.1	Amended and Restated Bylaws of Iteris, Inc., effective as of May 11, 2018

99.1	Press Release, dated May 16, 2018, announcing the appointment of Laura L. Siegal to the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Iteris, Inc., effective as of May 11, 2018

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2018
ITERIS, INC.,
a Delaware corporation

	By:	/S/ JOE BERGERA
Joe Bergera
Chief Executive Officer and President